UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): December 18, 2007
Commission File No. 001-10403
TEPPCO Partners, L.P.
(Exact name of Registrant as specified in its charter)

Delaware	76-0291058
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification Number)
1100 Louisiana Street, Suite 1600
Houston, Texas 77002
(Address of principal executive offices, including zip code)
(713) 381-3636
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On December 18, 2007, TEPPCO Partners, L.P. (the “Partnership”) entered into a Fifth Amendment (the “Fifth Amendment”) to its Amended and Restated Credit Agreement dated as of October 21, 2004 (as amended prior to the Fifth Amendment, the “Credit Agreement”). The Fifth Amendment effected the following changes to the Credit Agreement:
•	Prior to the effectiveness of the Fifth Amendment, the maturity date of the Credit Facility was December 13, 2011 and the Partnership was permitted to make up to two requests for one-year extensions of the maturity date. The Fifth Amendment extends the maturity date to December 12, 2012 and permits the Partnership to make unlimited requests for one-year extensions of the maturity date.

•	The Fifth Amendment added a term-out option to the Credit Agreement whereby the Partnership may, on the maturity date, convert the principal balance of all revolving loans then outstanding into a non-revolving one-year term loan. Upon the conversion of the revolving loans to term loans pursuant to the term-out option, the applicable LIBOR spread will increase by 0.125% per annum and if immediately prior to such conversion the total outstanding revolver borrowings then outstanding exceeds fifty percent (50%) of the total lender commitments, the applicable LIBOR spread with respect to the term loans will increase by an additional 0.10% per annum.

•	The Fifth Amendment contains an accordion feature whereby the total amount of the bank commitments may be increased, with lender approval and the satisfaction of certain other conditions, from $850.0 million up to a maximum amount of $1.0 billion. The Fifth Amendment also increased the aggregate outstanding principal amount of swing line loans or same day borrowings permitted under the Credit Agreement from $25.0 million to $40.0 million.

•	Prior to the effectiveness of the Fifth Amendment, the Credit Agreement contained financial covenants that required us to maintain (i) a specified ratio of EBITDA to interest expense (as defined and calculated in the Credit Agreement) and (ii) a ratio of consolidated funded debt to pro forma EBITDA (as defined and calculated in the Credit Agreement) of less than 4.75x, in each case with respect to specified 12 month periods. The Fifth Amendment eliminated the interest coverage requirement and provided the Partnership additional flexibility with respect to its leverage test by increasing the threshold ratio of consolidated funded debt to pro forma EBITDA to 5.00x (and from 5.25x to 5.5x for the fiscal quarter in which an acquisition permitted under the Credit Agreement occurs (the “Acquisition Quarter”) and the first full fiscal quarter following such Acquisition Quarter).
     SunTrust Bank and certain other lenders under the Credit Agreement and their affiliates or predecessors have in the past performed, and may in the future from time to time perform, investment banking, advisory, general financial and commercial services for the Partnership and its affiliates for which they have in the past received, and may in the future receive, customary fees and reimbursement of expenses.
     This report contains only a summary of certain provisions of the Fifth Amendment. The summary does not purport to be complete and is qualified by reference to the Fifth Amendment, which is filed as an exhibit hereto and incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

10.1	Fifth Amendment to Amended and Restated Credit Agreement, dated as of December 18, 2007, by and among TEPPCO Partners, L.P., the Borrower, the several banks and other financial institutions party thereto and SunTrust Bank, as the administrative agent for the lenders.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEPPCO Partners, L.P.
(Registrant)

	By:	Texas Eastern Products Pipeline Company, LLC
General Partner

Date: December 21, 2007	/s/ PATRICIA A. TOTTEN

Patricia A. Totten
Vice President, General Counsel and Secretary

Exhibit Index

Exhibit
Number	Description

10.1	Fifth Amendment to Amended and Restated Credit Agreement, dated as of December 18, 2007, by and among TEPPCO Partners, L.P., the Borrower, the several banks and other financial institutions party thereto and SunTrust Bank, as the administrative agent for the lenders.